                                                                    EXHIBIT 14.1

                       FRIEDMAN INDUSTRIES, INCORPORATED

                           CODE OF CONDUCT AND ETHICS

     It is the policy of Friedman Industries, Incorporated (the "Company") to endeavor to conduct business with the highest standards of honesty and integrity and in compliance with all applicable laws. In view thereof, the Company's Board of Directors has adopted this Code of Conduct and Ethics (the "Code").

     In addition to other Company policies, all Company employees, directors and officers are expected to:

     - Carry out their duties honestly and with the highest degree of integrity.

     - Avoid actual or apparent conflicts of interest between personal and professional relationships.

     - Report promptly any transaction or relationship that could compromise one's ability to (i) adhere fully to the Code, other Company policies or applicable laws or (ii) make business decisions without regard to personal gain or benefit.

     - Seek, at all times, to provide information to Company officials and its outside professionals (e.g. accountants, counsel, insurance providers, etc.) that is accurate, relevant, complete, objective, timely and understandable, and encourage others within the Company to do the same.

     - Use reasonable efforts to assure full, fair, accurate, timely and understandable disclosure of information related to the Company's business and financial operations in Company reports and documents filed with the Securities and Exchange Commission ("SEC") or the American Stock Exchange ("AMEX") or in other public communications made by the Company.

     - Use reasonable efforts to cause the Company to comply fully with the letter and spirit of all laws, rules and regulations applicable to the Company or its business.

     - Promptly report to the Audit Committee of the Board of Directors (the "Audit Committee") (i) any weakness or deficiency in the design or operation of the Company's internal controls or (ii) any fraud involving Company management or other employees having significant roles in the Company's operations, financial reporting, disclosures or internal controls.

     The Board of Directors is responsible for applying and interpreting the Code. Any questions relating to how the Code should be interpreted or applied should be addressed to a supervisor, the Chief Executive Officer, the President or the Senior Vice President-Finance. Any employee, officer or director who becomes aware of any existing or potential violation of laws, rules, regulations or the Code should promptly notify the Chief Executive Officer, the President, the Senior Vice President-Finance or the Chairman of the Audit Committee. Reports may be made orally or in writing and may be made anonymously and will be kept confidential to the extent permitted. Written reports should be sent to the attention of the Chief Executive Officer, the President or the Senior Vice President-Finance, at P.O. Box 21147, Houston, Texas 77226. In addition, reports may be made to the Chairman of the Audit Committee by calling (713)957-4945 or sent to 710 N. Post Oak Road, Suite 525, Houston, Texas 77024.

     Failure to notify the Chief Executive Officer, the President, the Senior Vice President -- Finance or the Chairman of the Audit Committee of any violation or potential violation is in itself a violation of the Code. To encourage employees to report any violations, the Company will not allow retaliation for reports made hereunder in good faith. In addition, the Company may not retaliate against any employee for providing information or assisting in the investigation of any law enforcement agency, regulatory agency or other governmental body relating to the Company.

     Observance of the provisions of the code is of extreme importance to the Company. A violation of the Code will be regarded as a serious offense and may constitute grounds for disciplinary action, including, but not limited to, demotion, suspension (with or without pay), discharge, or, in the case of directors, removal from the Board of Directors and legal proceedings.

     From time to time, the Company may waive some provisions of the Code. Any employee, officer or director who believes that a waiver may be called for should contact the Senior Vice President -- Finance. Any waiver of the Code for directors and executive officers of the Company must be approved by the Company's Board of Directors and will be promptly reported in such manner as may be required by the SEC or AMEX.